FOR IMMEDIATE RELEASE

For more information contact:
Richard L. Bergmark, 713-328-2101
Fax: 713-328-2151

CORE LAB POSTS RECORD QUARTERLY REVENUE AND NET INCOME FOR Q2 2006
OPERATING MARGINS ALSO SET RECORD

AMSTERDAM (26 July 2006) - Core Laboratories (NYSE: "CLB") announced record quarterly revenues of $140,017,000, up 18% over prior year totals, and record net income of $18,960,000 for the second quarter of 2006. Year-over-year earnings per diluted share (EPS) from operations for the quarter increased over 89% to $0.70. The second quarter 2006 EPS total was also an all-time quarterly high.

Second quarter operating income climbed year-over-year by 77% to $28,617,000, while operating margins, which are calculated dividing operating income by revenues, reached 20%, the highest quarterly operating margins in Company history. Year-over-year second quarter operating margins increased over 670 basis points and year-over-year incremental margins, which are defined as the change in operating income divided by the change in revenues, exceeded 57%.

Core generated some of the oilfield service industry's strongest sequential quarterly gains in profitability. Sequential quarterly EPS increased 21% over first quarter 2006 totals, while sequential operating income margins increased by over 265 basis points. In addition, sequential incremental operating margins increased by over 100% from first quarter 2006 results. This high degree of leverage and scalability continues to be related to improved operational execution, development of complementary technologies and services that can be performed by the Company's existing employees, and increased efficiencies in both manufacturing and service operations.

First half 2006 revenue reached $277,352,000, an increase of 18% from 2005 totals, while net income rose 85% to $35,105,000 and EPS rose 88% to $1.28. Operating margins for the first six months of 2006 reached 19%, while year-over-year incremental operating margins increased to 53%.

"Core Laboratories' decade-long focus on developing new technologies and services that enable our clients to produce the incremental barrel of oil equivalent has resulted in another record quarter for the Company," said Chief Operating Officer Monty L. Davis. "These new technologies are driving the Company's revenue gains and, more importantly, the Company's incremental and operating margins. Core remains the most technologically advanced, uniquely focused reservoir optimization company in the oilfield services universe."

The Company also is benefiting from the impact of its Large Account Management Program (LAMP). LAMP teams are composed of senior Core Lab technologists who propose and direct high-profile, field-wide projects for Core's most technologically sophisticated clients. These projects address the most challenging production and production enhancement problems by applying Core's newest technologies to optimize reservoir performance. "The shareholder value created for our clients and for Core Laboratories through our LAMP is very impressive," said Vice President Jim Gresham, who initiated and leads the program. "We believe the results are truly a win-win for our clients and their shareholders and for Core and our shareholders."

Segment Highlights

Core Laboratories reports results under three segments: Reservoir Description, Production Enhancement, and Reservoir Management.

Reservoir Description

Reservoir Description operations posted record quarterly revenues of $80,142,000, up 12% from prior-year totals, while operating income increased 65% to the record quarterly total of $14,261,000. Year-over-year operating margins increased 570 basis points to 18%, as the Company continued to eliminate, downsize, and replace lower-margin projects with those having a higher content of Core's newer services and technologies. Consequently, year-over-year incremental margins exceeded 66% and were over 50% for the fifth consecutive quarter.

"More and more of our clients are recognizing the need for accurate and precise reservoir rock and fluids properties data sets to optimize reservoir performance," said Steve Lee, Core Vice President. "These companies are using Core Lab data sets to increase daily production and recovery rates from their mature and ultra-mature fields."

During the quarter, higher-margin Reservoir Description projects were expanded in India, Algeria, Libya, and Qatar. These included core analyses, reservoir fluids, and crude-oil inspection projects in India and Algeria and specialized reservoir fluids studies in Libya and Qatar.

The Company has continued to develop industry-leading miscible gas flood technologies. In miscible gas floods, combinations of produced gases, including heavy hydrocarbon gases, carbon dioxide, and nitrogen, can be reinjected into mature and ultra-mature reservoirs. Core believes that miscible gas floods may now be suitable for some oilfields that were previously waterflooded. This would further boost hydrocarbon recovery from some of the world's oldest fields.

"Reservoir Description operations are high grading technologies and projects that we expect to generate increasing operating margins for Core Laboratories," said Vice President Jan Heinsbroek. "Our managers will continue to focus on margin expansion, especially internationally where Core Lab provides value-adding new technologies and services."

Production Enhancement

Production Enhancement operations generated $51,633,000 in revenue, up 27% over last year's second quarter totals, and quarterly operating income of $12,673,000. Operating margins increased to a record 25%, up from 17% reported in the year-earlier quarter. Year-over-year incremental margins were 54%, reflecting the continued market acceptance and penetration of Core's recently introduced and higher-margin technologies, services, and products.

Even though Core's Production Enhancement technologies have proved more effective in optimizing production from natural gas reservoirs, sequential quarterly revenue and operating income are down slightly from first quarter 2006 totals because of the seasonal road bans in Canada.

The Company's recent enhancements to its Completion ProfilerTM service are enabling Core's clients to identify individual production zones that can be optimized using wellbore stimulation techniques. Combined with the Company's SpectraStimTM and SpectraScanTM technologies, the Completion Profiler service can be used to maximize daily hydrocarbon flow and ultimate hydrocarbon recovery from the reservoir. "We could not be more pleased with the market's acceptance of Core's recently introduced services and the upgrade to our Completion Profiler service," said Core Vice President J. Thomas Hampton III. "Many of the new services have reached the client-acceptance tipping point, and combinations of new services are being requested to optimize reservoir performance in our clients' future wells."

Core Laboratories' High Efficiency Reservoir Optimization (HEROTM) perforating charges and gun systems continue to be successfully deployed internationally. In New Zealand, a client has utilized more than 36,000 HERO charges to perforate over 6,500 feet of reservoir sands in three offshore natural gas wells. A total of 300-plus perforating gun systems were used to successfully complete the wells. "Our clients realize the value created by Core's HERO technology," said Core Vice President Jeff West. "Even though the price deck for HERO charges can be substantially higher than lower-technology charges, we believe it represents a high-value proposition for the client. The superior hydrocarbon flow and increased ultimate hydrocarbon recovery factor clearly generate a higher return for every client dollar invested in HERO technology." A technical paper detailing this New Zealand project has been submitted to the Society of Petroleum Engineers (SPE) for presentation at the Asia Pacific SPE meeting to be held in Australia in September 2006.

In response to numerous client requests, the Company has initiated development of a new line of perforating charges specifically designed for natural gas shale reservoirs. This new design is being optimized by utilizing the comprehensive geological, petrophysical, and geomechanical database from the Company's industry-wide study entitled The Reservoir Characteristics and Production Properties of Gas Shales. In addition, Core's design engineers will test-fire prototype perforating charges into cores from specific gas shale reservoirs to improve charge performance. The design of formation-specific charges will maximize "effective" hydrocarbon flows and recoveries from the different gas shale reservoirs. The technologically advanced charges will be part of Core's new Super HEROTM line of perforating charges and gun systems.

Reservoir Management

Reservoir Management operations posted revenue of $8,242,000, up 40% over year-ago quarterly totals, and operating income of $1,632,000, up 81% from last year's second quarter total. Operating margins were 20%, up from 15% reported for the year-ago quarter.

The Company now has over 35 participants in The Reservoir Characteristics and Production Properties of Gas Shales study. Core samples that are being characterized in the study are from the Barnett, Woodford, Fayetteville, Caney, Floyd, New Albany, Lewis, Mancos, Ohio, Antrim, Pierre, and Bossier plays in the United States and the Colorado and Wilrich plays in Canada. "Core Lab's Gas Shales study is recognized as the industry standard needed to optimize shale reservoir performance" said Core Vice President Randy Miller. "The geological, petrophysical, and geomechanical data sets that are being generated by Core Lab from core samples are mission-critical components of all drilling, completion, stimulation, and development programs in gas shale reservoirs."

Stock Repurchase Program - Cash Flow

Core continued its Share Repurchase Program during the second quarter of 2006, buying 676,000 common shares in the open market. In addition, approximately 195,000 shares were surrendered back to the Company in the quarter for exercises of equity-based compensation awards and related tax obligations. The open-market purchases and repurchase of surrendered shares totaled over $50,000,000, the largest dollar amount ever purchased in a quarter. The Company used its free cash flow generation and borrowing under its revolving credit facility to purchase the shares, which equaled over 3% of Core's outstanding share total. At the end of the second quarter, Core had approximately 25,400,000 shares outstanding and 27,191,000 diluted shares outstanding.

From the inception of the Share Repurchase Program in October 2002 to the end of the second quarter 2006, Core has repurchased approximately 10,900,000 shares at an approximate average share price of $21.83. Included in the grand total are approximately 390,000 shares that have been surrendered back to the Company for exercises of equity-based compensation awards and related tax obligations. Core has invested over $237,000,000 in its Share Repurchase Program and has bought back more than 33% of its shares outstanding. At the Company's 28 June Annual Shareholders Meeting, Core received shareholders' approval to repurchase up to 2,540,000 additional shares through 28 December 2007.

The Company generated over $21,000,000 in free cash flow during the second quarter, providing a free cash flow yield of about 5%, one of the highest in the oilfield services industry. Core expects to generate approximately $85,000,000 to $90,000,000 in free cash flow for all of 2006, or approximately $3.20 per share.

"Core Laboratories has conducted the most aggressive stock repurchase program in the oilfield services sector during the past three years and one of the most aggressive for all companies listed on the NYSE," said Executive Vice President Richard L. Bergmark. "The Company has repurchased over 33% of its outstanding shares, which we felt were clearly undervalued. Moreover, we did this while investing in newer technologies that have helped create higher levels of revenues and earnings, in addition to our ongoing capital expenditure program that ensures we have a strong foundation for continued growth. With Core's Supervisory Board of Directors and Executive and Operational management beneficially owning more than 10% of the Company, we are clearly aligned with our shareholders' best interests. Core will continue to use the Company's substantial free cash flow to build shareholder value."

Revised Third Quarter 2006 and Full-Year Guidance

For the third quarter of 2006, Core now expects revenue to range between $145,000,000 and $150,000,000. Earnings per diluted share are expected to be in the $0.75 to $0.80 range, which is up over 180% compared with the EPS of $0.27 for the third quarter of 2005.

For the full-year 2006, Core anticipates revenue exceeding $580,000,000, up from prior guidance of $560,000,000, with earnings per diluted share now anticipated to range between $2.85 to $2.90, up from our prior guidance of $2.50 to $2.70 per share.

The Company has scheduled a conference call to discuss this quarter's earnings announcement. The call will begin at 7:30 a.m. CDT on Thursday, 27 July 2006. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's 2005 Form 10-K filed on 23 February 2006, and in other securities filings. This release includes forward-looking statements regarding the future revenues, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance.

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)
(UNAUDITED)
	Three Months Ended		Six Months Ended
	30 June 2006	30 June 2005	30 June 2006	30 June 2005

REVENUES	$ 140,017	$ 118,381	$ 277,352	$ 234,336

OPERATING EXPENSES:
Costs of services and sales	100,195	90,523	200,343	180,584
General and administrative expenses	8,663	7,647	19,208	15,307
Depreciation and amortization	4,088	4,580	8,212	8,294
Other expense (income), net	(1,546)	(534)	(3,416)	(42)

OPERATING INCOME	28,617	16,165	53,005	30,193
Interest expense	1,531	2,075	2,855	4,111

INCOME BEFORE INCOME TAX EXPENSE	27,086	14,090	50,150	26,082
Income tax expense	8,126	3,841	15,045	7,110
NET INCOME	$ 18,960	$ 10,249	$ 35,105	$ 18,972

Diluted Earnings Per Share:	$ 0.70	$ 0.37	$ 1.28	$ 0.68

WEIGHTED AVERAGE DILUTED COMMON
SHARES OUTSTANDING	27,191	27,870	27,478	27,933

SEGMENT INFORMATION:

Revenues:
Reservoir Description	$ 80,142	$ 71,686	$ 151,346	$ 139,118
Production Enhancement	51,633	40,791	107,713	83,198
Reservoir Management	8,242	5,904	18,293	12,020
Total	$ 140,017	$ 118,381	$ 277,352	$ 234,336

Operating income (loss):
Reservoir Description	$ 14,261	$ 8,660	$ 23,452	$ 15,111
Production Enhancement	12,673	6,781	25,593	13,287
Reservoir Management	1,632	904	4,572	1,811
Subtotal	28,566	16,345	53,617	30,209
Corporate and other	51	(180)	(612)	(16)
Total	$ 28,617	$ 16,165	$ 53,005	$ 30,193

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
 (amounts in thousands)

ASSETS:	30 June 2006	31 December 2005
	(Unaudited)
Cash and Cash Equivalents	$ 12,149	$ 13,743
Accounts Receivable, net	106,518	99,129
Inventories, net	31,262	29,104
Other Current Assets	14,700	11,269
Total Current Assets	164,629	153,245

Property, Plant and Equipment, net	83,036	81,342
Intangibles, Goodwill and Other Long Term Assets, net	163,398	160,014
Total Assets	$ 411,063	$ 394,601

LIABILITIES AND SHAREHOLDERS' EQUITY:

Accounts Payable	$ 33,699	$ 32,557
Other Current Liabilities	47,306	36,199
Liabilities of Assets Held for Sale	-	800
Total Current Liabilities	81,005	69,556

Long-Term Debt and Lease Obligations	103,003	86,104
Other Long-Term Liabilities	34,960	24,684
Shareholders' Equity	192,095	214,257
Total Liabilities and Shareholders' Equity	$ 411,063	$ 394,601

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
(amounts in thousands)
(Unaudited)

Six Months Ended
30 June 2006

CASH FLOWS FROM OPERATING ACTIVITIES	$ 51,450

CASH FLOWS FROM INVESTING ACTIVITIES	$ (8,350)

CASH FLOWS FROM FINANCING ACTIVITIES	$ (44,694)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(1,594)
CASH AND CASH EQUIVALENTS, beginning of period	13,743
CASH AND CASH EQUIVALENTS, end of period	$ 12,149

Non-GAAP Information

Free Cash Flow and Free Cash Flow Per Share

Core uses the non-GAAP measure of free cash flow and free cash flow per share to evaluate its cash flows and results of operations. Free cash flow and free cash flow per share are important measurements because they represent the cash from operations, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations. Free cash flow and free cash flow per share are not a measure of operating performance under GAAP, and should not be considered in isolation nor construed as an alternative to operating income, net income (loss), earnings per share, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. You should also not consider free cash flow or free cash flow per share as a measure of liquidity. Moreover, since free cash flow and free cash flow per share are not measures determined in accordance with GAAP and thus are susceptible to varying interpretations and calculations, free cash flow and free cash flow per share as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow and Free Cash Flow Per Share
 (amounts in thousands, except per share data)
(Unaudited)

	Three Months	Six Months
	Ended	Ended	Full Year
	30 June 2006	30 June 2006	Guidance(1)

Net income	$ 18,960	$ 35,105	$ 78,000
Changes in working capital and other non-cash items	7,669	16,345	27,000
Net cash provided by operating activities	26,629	51,450	105,000
Less: capital expenditures	(5,573)	(9,858)	(18,000)
Free cash flow	$ 21,056	$ 41,592	$ 87,000

Weighted average shares used in computing diluted earnings per share	27,191	27,478	27,200

Diluted earnings per share	$ 0.70	$ 1.28	$ 2.87
Free cash flow per share	$ 0.77	$ 1.51	$ 3.20

(1) Based on the midpoint of the range of Full-Year Guidance.

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